Exhibit 10.1

Hudson Technologies, Inc.

Long Term Care Insurance Plan Summary

The Company provides long term care insurance coverage to eligible officers of the Company, including the named executive officers, the premiums for which are paid by the Company. The coverage includes payment, or reimbursement, of up to $7,500 per month of long term care costs, or $90,000 per year adjusted annually. Long term care insurance policies will be fully paid after ten years and once fully paid will continue following separation from employment.